UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934 (Amendment No.           )

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Filed by a Party other than the Registrant  ☐

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☐          Preliminary Proxy Statement
☐          Confidential, for Use of the Commission Only (as permitted by Rule 14a‑6(e)(2))
☐          Definitive Proxy Statement
☐          Definitive Additional Materials
☒          Soliciting Material under §240.14a‑12

magicJack VocalTec Ltd.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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(1)	Title of each class of securities to which transaction applies:

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(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0‑11 (set forth the amount on which the filing fee is calculated and state how it was determined):

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☐                    Fee paid previously with preliminary materials.

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B. Riley Agreement to Acquire magicJack

Master Key Messaging

Background Key Messages:

On November 9, 2017, we announced an agreement to be acquired by B. Riley Financial, Inc., which has agreed to pay $8.71 in cash for each share of magicJack.

This event marks the successful completion of our strategic alternatives process which we believe maximizes shareholder value and will benefit magicJack customers.

We believe there are significant synergistic opportunities that will result from this transaction that are complementary to our product platform.

We intend to remain focused on our customers and strengthen and build on our product offerings to deliver even greater value to our customers.

The transaction is subject to the approval of magicJack shareholders, regulatory approvals and the satisfaction of other closing conditions. We look forward to a smooth process to facilitate an efficient closing which we hope can occur in the first half of 2018.

Customer/Supplier Key Messaging

For now, nothing is changing. Until the closing of the transaction, magicJack will continue to operate as a separate and independent company.  For us, it is very much business as usual.

Your continued support and business is important to us.

We are committed to providing relevant information to our customers and suppliers as necessary or desirable and will endeavor to maintain our open lines of communication with our customers and suppliers.

Customer/Supplier Questions & Answers

1.	Will my primary contact at magicJack change? No. Please continue to communicate with us as you always have.

2.	Will the terms and conditions of my contract change? There are no known plans to change our contracts with customers or suppliers.

3.	Will this affect the way you place orders or make payments? No. For us, it is business as usual.

4.	Where will your corporate headquarters be? For now, nothing is changing. magicJack remains a separate and independent company. Our corporate offices remain the same.

5.	Will any sales offices or manufacturing locations change? For now, nothing is changing.

6.
What does this news mean to me as a customer/supplier to magicJack?  We value you as a critical business partner and for now, nothing is changing in our relationships with our customers or our suppliers.  We are committed to conducting business as usual during the period between signing and closing of this transaction.

7.	Where can I direct other questions? You may direct questions to your usual contact at magicJack. We look forward to bringing you additional information in the coming weeks.

Additional Information and Where You Can Find It:

In connection with the proposed transaction, magicJack will file a proxy statement with the U.S. Securities and Exchange Commission (“SEC”). The proxy statement will be mailed to the shareholders of magicJack. SHAREHOLDERS OF MAGICJACK ARE URGED TO READ THE PROXY STATEMENT WHEN IT BECOMES AVAILABLE AND ANY OTHER DOCUMENTS FILED WITH THE SEC IN CONNECTION WITH THE PROPOSED TRANSACTION OR INCORPORATED BY REFERENCE IN THE PROXY STATEMENT (IF ANY) BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION.  The proxy statement (when it becomes available), and any other documents filed by magicJack with the SEC, may be obtained free of charge at the SEC’s website at www.sec.gov. Shareholders are urged to read the proxy statement and the other relevant materials when they become available before making any decision with respect to the proposed transaction.

Certain Information Concerning Participants:

magicJack and its directors and executive officers may be deemed to be participants in the solicitation of proxies from magicJack’s shareholders with respect to the proposed transaction. Information regarding magicJack’s directors and executive officers is contained in magicJack’s annual report on Form 10-K for the year ended December 31, 2016 filed with the SEC on March 16, 2017, proxy statement for magicJack’s 2017 special meeting of shareholders filed with the SEC on June 23, 2017, and current reports on Form 8-K filed with the SEC on March 15, 2017, May 10, 2017, May 23, 2017 and June 19, 2017. Additional information regarding the interests of magicJack’s directors and executive officers in the transaction will be included in the proxy statement for the special meeting of magicJack’s shareholders to be held to approve the transactions contemplated by the Merger Agreement and in other relevant documents regarding proposed transaction, when filed with the SEC.

Cautionary Statement Regarding Forward-Looking Statements:

This document contains forward-looking statements as defined in the Securities Exchange Act of 1934 and is subject to the safe harbors created therein. These forward-looking statements involve risks and uncertainties that could significantly affect the expected results and are based on certain key assumptions. Due to such uncertainties and risks, no assurances can be given that such expectations will prove to have been correct, and readers are cautioned not to place undue reliance on such forward-looking statements, which speak only as of the date hereof. The forward-looking statements contained herein include, but are not limited to, the expected benefits of the transaction and the expected timing of the completion of the transaction. Actual results may differ materially from those referred to in the forward-looking statements due to a number of important factors, including but not limited to the possibility that expected benefits of the transaction may not materialize as expected; that the transaction may not be timely completed, if at all; and that B. Riley may not be able to successfully integrate the solutions and employees of B. Riley and magicJack or ensure the continued performance or growth of magicJack's products or solutions.

In addition, other risks that magicJack faces include those detailed in magicJack's filings with the SEC, including magicJack's annual report on Form 10-K for the year ended December 31, 2016.

Forward-looking statements are based on the beliefs and assumptions of magicJack's management and on currently available information. magicJack undertakes no responsibility to publicly update or revise any forward-looking statement.